UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)
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North Carolina	001-16485	56-2169715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 23, 2007, Sandra K. Michel entered into an Employment Agreement (the “Michel Employment Agreement”), dated as of and effective April 23, 2007, with Krispy Kreme Doughnuts, Inc. (the “Company”) and Krispy Kreme Doughnut Corporation (“KKDC” and, together with the Company, the “Companies”), a wholly owned subsidiary of the Company. The Michel Employment Agreement terminates on April 23, 2010, but will be extended for successive one-year periods unless any party elects not to extend. During the term of the Michel Employment Agreement, Ms. Michel will receive an annual salary of $330,000 as well as an annual target bonus for the Company’s current fiscal year of $198,000 (of which $99,000 is guaranteed, provided Ms. Michel remains employed with the Companies as of February 3, 2008). Subsequently, Ms. Michel’s annual target bonus will be equal to 60% of her base salary. Ms. Michel has been granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share on April 23, 2007. In addition, she has been granted 20,000 restricted shares of the Company’s common stock. The Michel Employment Agreement provides that, in the event of Ms. Michel’s resignation, Ms. Michel will not sell or otherwise transfer without the prior written consent of the Board (a) the shares received upon the exercise of such stock options or (b) such restricted shares for one year following the termination of her employment with the Company, except for shares which she may sell to fund the exercise price of the stock options and the tax liabilities resulting from such exercise and the vesting of the restricted shares, and further provides that the grant of restricted shares is subject to the provisions of the Company’s stock ownership guidelines. Ms. Michel will be entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available by the Company and its subsidiaries to their executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. The Companies will reimburse Ms. Michel for expenses reasonably incurred in connection with her relocation to Winston-Salem, North Carolina and for expenses necessary to maintain her license to practice law and reasonable professional association membership fees. The Michel Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

The information concerning the employment agreement of Douglas R. Muir included in Item 5.02 below is incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, the Company issued a press release (the “Press Release”) announcing that Robert L. Strickland will retire from the Company’s Board of Directors effective immediately preceding the Company’s Annual Meeting of Shareholders on June 4, 2007. The Company also announced the resignation of Michael C. Phalen, the Company’s current Chief Financial Officer, as of June 5, 2007, and the appointment of Douglas R. Muir as the Company’s new Chief Financial Officer as of June 5, 2007.

On April 23, 2007, Mr. Muir, age 53, entered into an Employment Agreement (the “Muir Employment Agreement”), dated as of April 23, 2007 and effective June 5, 2007, with the Companies. The Employment Agreement terminates on June 5, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Mr. Muir, who currently serves as the Company’s Chief Accounting Officer, will cease to serve as Chief Accounting Officer and will serve as the Company’s Chief Financial Officer and an Executive Vice President, in each case, effective June 5, 2007. During the term of the Muir Employment Agreement, Mr. Muir will receive an annual salary of $330,000 as well as an annual bonus in accordance with the Company’s then-current incentive plans. Mr. Muir’s annual target bonus will be equal to 60% of his base salary. Mr. Muir has been granted 15,000 restricted shares of the Company’s common stock. The Muir Employment Agreement provides that the grant of restricted shares is subject to the provisions of the Company’s stock ownership guidelines. Mr. Muir will be entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available by the Company and its subsidiaries to their executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. The Companies will reimburse Mr. Muir for expenses necessary to maintain his professional licensing and reasonable professional association membership fees. The Muir Employment Agreement is filed herewith as Exhibit 10.2 and is incorporated into this Item 5.02 by reference.

Mr. Muir joined the Company as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. Prior to joining Oakwood Homes, he had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993.

The information contained in the Press Release with respect to Messrs. Strickland, Phalen and Muir is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated as of April 23, 2007, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation and Sandra K. Michel.
10.2	Employment Agreement, dated as of April 23, 2007, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation and Douglas R. Muir.
99.1	Press Release (“Krispy Kreme Announces Changes in Its Board of Directors and Names New Corporate Officers”) dated April 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                          KRISPY KREME DOUGHNUTS, INC.
Dated: April 27, 2007

By:	/s/ Michael C. Phalen Michael C. Phalen Chief Financial Officer